Consulting Agreement

This agreement is made as of 1 July 2012

Between

Surepure Operations AG, Dammstrasse 19, 6301 Zug / Switzerland

(CH-170.3.031.362-7)

(Company)

And

Stephen Miller

(Consultant)

1.	Scope of Agreement

Consultant shall provide certain services to develop markets Globally as set forth in Exhibit A, which is attached hereto and made part hereof. The services and deliverables will be provided on a non-exclusive basis.

2.	Term

The term of this agreement shall commence from 1 July 2012 and terminate as per clause 5.

3.	Payment

Payment to Consultant for the services shall be in accordance with the terms set forth in Exhibit A, which is attached hereto, and made part hereof, in accordance with the time schedule included therein. Contractor may also bill Company for reasonable out-of-pocket expenses necessarily and actually incurred in the performance of the services. Consultant’s invoice for such expenses shall be itemized in detail and supporting documentation shall be provided to Company.

4.	Independent Contractor

Consultant is an independent contractor. This agreement shall not be construed so as to grant authority to either party to act for the other in any agency or other capacity or to make commitments of any kind for the account of or on behalf of the other except to the extent and for the purposes expressly provided for herein. Neither Consultant nor Company has the power to bind the other, contractually or otherwise. Neither Consultant nor Company is responsible for the payment of all fees, salaries, benefits, of other payments to Consultant’s employees, sub-contractors, or others who may provide to Consultant at Consultant’s request any of the services for which Consultant is responsible hereunder.

5.	Termination

Either party shall have the right to terminate this agreement for convenience upon Three Months written notice. Company shall have the right to terminate this agreement for cause upon immediate written notice to Consultant. In the event of termination for convenience, Consultant shall be paid for work done hereunder to the effective date of termination. In the event of termination for cause, Consultant shall be paid for work hereunder done satisfactorily to the date of termination. In the even of any termination prior to the completion of all services, Consultant will not be paid for work contemplated but not done, nor for anticipated profits in connection with work not actually done, nor for consequential costs or expenses.

6.	Non-Compete

Consultant and any employee, affiliate, agent, or representative of the Consultant agrees not to provide any services relating to Company’s programs or similar services to Company’s clients during the term of this agreement and shall extend for a period of 12 month following the completion of Consultant’s services to Company as contemplated hereby. Consultant specifically agrees not to solicit or contact any employee, advisor or other individual working on behalf of clients in connection with the project referred to in Exhibit A with the purpose of obtaining or executing new work either remunerated or otherwise for the same period of 12 month other than as previously agreed in writing with Company.

7.	Third party material

Consultant shall be responsible for obtaining written permission for use hereunder from the owners or the rights of any third party materials provided to Company or Consultant hereunder as all or any part of the services, and shall defend, indemnify, and hold harmless Company from all liability, costs, and expenses in connection with claims by third parties that their intellectual property rights have been violated hereunder.

8.	Ownership of intellectual property

a)	Consultant agrees to disclose and assign to Company or its assignees, as its exclusive property, all concepts, ideas, inventions, and technical or business innovations developed or conceived by Consultant solely or jointly with others during the term of this agreement, (i) that result from or are suggested by Consultant’s provision of services within the scope of this agreement, or (ii) that are otherwise made through the use of Company’s time, facilities or materials.

b)	With respect to such concepts, ideas, inventions or innovations that qualify as original work of authorship under the copyright laws of any jurisdiction, Consultant assigns all right, title, and interest to Company. With respect to such concepts, ideas, inventions or innovations that may qualify as work made for hire under the copyright laws of any jurisdiction, Consultant acknowledges that such works shall be considered a work made for hire for the exclusive benefit of Company, which shall own all right, title, and interest to such work. The rights in this subparagraph shall include all “moral” rights under any jurisdiction’s copyright or other similar law for such works, including but not limited to, rights to identification of authorship, rights to cause or suppress publication, or rights of approval or limitations on subsequent modifications. This paragraph shall not apply to pre-existing works owned and evidenced by the Consultant.

c)	Consultant agrees not to file any patent, trademark or copyright applications relating to Subject Intellectual Property, except with the express prior written consent of Company, and any such filing in violation of this provision shall be deemed a material breach of this agreement.

d)	Consultant agrees to perform all acts that Company may reasonably request to enable Company to obtain for itself or its nominees, assignees or agents, any patents, copyrights or other legal protection for such concepts, ideas, inventions or innovations in the United States and abroad. Such acts shall include, without limitation, execution of documents, assistance in the prosecution and/or enforcement of patents, copyrights, trademarks, and trade secrets, or in any other legal proceedings.

e)	Consultant’s obligation under paragraph 8(d) above shall continue beyond the termination or expiration of this agreement, provided that Company will compensate Consultant at a reasonable rate per person hour, plus reasonable expenses after such termination or expiration for time actually spent by Consultant at Company’s request on such assistance. The reasonable rate shall not be more than that charged by Consultant to like customers.

f)	In the event that Company is unable to secure the signature of Consultant to any lawful document required to apply for or enforce any right of Company under this paragraph, for whatever reason, Consultant hereby irrevocably appoints Company and its duly authorized officers and agents as Consultant’s agents and attorneys-in-fact to apply for or enforce said right with the same legal force and effect as if executed by Consultant.

9.	Confidentiality

Confident

a)	It is recorded that the Consultant will, by virtue of his association with the Company and its subsidiaries, become possessed of, and will have access to, the Company’s trade secrets and confidential information (referred to herein for convenience as “the Company’s trade secrets”), including without limitation :

•	the contractual and financial arrangements between the Company and its investors, business partners and associates,

•	the strategic objectives of the Company

•	details of the Company’s financial and operating structure and results,

•	details of patents, trade marks, manufacturing processes of the Company and the like; and

•	other matters which relate to the business of the Company and in respect of which information is not readily available in the ordinary course of business to a competitor of the Company.

b)	Having regard to the above, the Consultant undertakes that in order to protect the proprietary interest of the Company in the Company’s trade secrets :

•	he will not, during his employment by the Company or at any time thereafter, either use, or directly or indirectly divulge or disclose to others (except as required by the terms and nature of his employment thereunder), any of the Company’s trade secrets;

•	any written instructions, drawings, notes, memoranda or records relating to the Company’s trade secrets which are made by the Consultant or which come into his possession during the period of his employment by the Company, shall be deemed to be the property of the Company and shall be surrendered to the Company on demand and in any event on the termination of the Consultants employment by the Company, and the Consultant will not retain any copies thereof or extracts therefrom;

•	the Consultant will not persuade, induce, solicit, encourage or procure any employee of the Company to:

➢	become employed by or interested in any manner whatever in any business, directly or indirectly in competition with the business carried on by the Company;

➢	terminate his employment with the Company

•	he shall not furnish any information acquired by his as a result of his consultancy with the Company to anyone else such that this results in any employee of the Company becoming employed by, or directly or indirectly interested in any manner in, any concern;

•	he shall not solicit, interfere with, or entice or endeavour to entice away from the Company any person, firm or Company who or which during the period of the agreement or at the date of its termination, was a customer of or was accustomed to dealing with the Company.

10.	General

This agreement shall be governed by and construed under the laws of Switzerland without reference to principles of conflict of laws; constitutes the entire agreement between the parties as to its subject matter, superseding all prior or contemporaneous agreements or other communications or dealings; be amended only by a writing signing by the parties; and shall be enforced under Swiss law.

Date 7/1/12 Surepure Operations AG /s/ Stephen Robinson	Date 7/1/12 Stephen Miller /s/ Stephen Miller
Stephen Robinson

EXHIBIT A TO CONSULTING AGREEMENT

Between

Surepure Operations AG, Dammstrasse 19, 6301 Zug/Switzerland (Company)

And

Stephen Miller

1.	Scope of Agreement
•	Analyse the Global Markets markets, provide market feedback and recommended course of action to market the SurePure technology globally
•	Interact with legislative and regulatory bodies
•	Interact with prospective customers
2.	Aims of the consultant

The consultant is to assist the company in the development of the market for Surepure products in the manner and area as set out in the Scope of Agreement.

The consultant shall provide such other assistance to the company as agreed with the CEO from time to time.

3.	Appointment

It is recorded that the consultant has been performing the functions of Sales and Marketing consultant to the group with effect from 1 October 2008

The executive will accomplish his duties at such other locations as may be agreed from time to time.

4.	Remuneration

The annual fee effective from 1 JULY 2012 is USD 150 000, payable in twelve monthly instalments OF USD 12 500 per month in arrears on presentation of invoice by the consultant..

5.	Directorships in SurePure Group Companies

Should the Consultant be member of a post as officer and/or director of any of the Companies of the group, he will resign any of these posts in case the consultancy agreement ends.

Any fees paid in relation post of officer and/or director is to be deducted from the agreed consulting fee under point 4 above.

6.	Reporting duties

The consultant will report to the CEO or the CEO’s delegee as and when required.

The consultant will compile a report on the activities, as set out in the scope of the agreement, at least quarterly.

Date 7/1/12 Surepure Operations AG /s/ Stephen Robinson	Date 7/1/12 Stephen Miller /s/ Stephen Miller
Stephen Robinson